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                                                      July 31, 1997


Mr. Douglas Mellinger
President
PRT Group, Inc.
7 Skyline Drive
Hawthorne, New York 10532

Dear Mr. Mellinger:

         The Chase Manhattan Bank ("Chase") is pleased to advise that it is prepared, in its sole discretion, to offer a line of credit to PRT Group, Inc. (the "Borrower") subject to the terms and conditions described below.

                        $7,000,000 LINE OF CREDIT TO PRT GROUP, INC.

Amount: $7,000,000, subject to a Borrowing Base formula set forth below.

Borrower:               PRT Group, Inc.

Type of Credit:         Advised Line of Credit

Maturity:               June 30, 1998

Use of Proceeds:        Working capital

Interest Rate:          PRT Group, Inc. will have the following interest rate
                        options when borrowing under the facility.

                        Prime Rate
                        ----------
                        The unpaid principal balance will bear interest equal at all times to Chase's Prime Rate per annum in effect from time to time. Interest is to be computed on an actual/360 day basis and including any time extended by reason of Saturdays, Sundays and holidays. Chase's Prime Rate shall mean that annual rate of interest from time to time announced by Chase at its head office as its prime commercial lending rate. Interest shall be payable on a monthly basis on the first day of each month.

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                                      -2-

                        LIBOR
                        -----
                        Interest shall be determined for periods of one, two, or three months (as selected by the Borrower); provided, however, no interest period shall extend beyond the maturity of the facility, and shall be at an annual rate equal to the London Interbank Offered Rate ("LIBOR") for corresponding deposits of U.S. Dollars (i.e., Eurodollars) plus 2.25%. LIBOR will be determined by the principal London Office of The Chase Manhattan Bank at the start of each interest period. Interest shall be paid at the end of each interest period or quarterly, whichever is earlier, and is to be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR drawings shall require three business days' prior notice and shall be in minimum amounts of $250,000.

Prepayment
Compensation:           Any prepayment of a LIBOR loan prior to the end of an
                        applicable interest period shall result in the payment of additional compensation to the Bank.

Security:               A first priority security interest in all of Borrower's
                        accounts receivable, inventory, machinery, equipment, fixtures, chattel paper and general intangibles, including but not limited to, corporate name, trademarks, trade names, goodwill, patents, copyrights and know how.

Financial Covenants:    1. The Working Capital of Borrower, and of Borrower
                        only and measured on an unconsolidated basis, is to be equal to or greater than $8,000,000 at all times.

                        2. The Tangible Net Worth of Borrower, and of Borrower only and measured on an unconsolidated basis, plus Preferred Stock, is to be equal to or greater than $8,000,000 at all times.

Reporting Covenants:    1. Within 90 days after and as at the close of each
                        Fiscal Year, a consolidated and consolidating balance sheet of Borrower and its consolidated Subsidiaries, and consolidated and consolidating statements of income, cash flows and changes in shareholders' equity of Borrower and its consolidated Subsidiaries prepared in accordance with GAAP consistently applied, each accompanied by a statement that they have been audited by Arthur Andersen LLP or other independent certified public accounting firm satisfactory to Chase, and the report of such accountants shall not contain any qualification or disclaimer or opinion by reason of audit limitations imposed by Borrower.

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                                      -3-

                        2. Within 60 days after the end of each Fiscal Quarter, a consolidated and consolidating balance sheet of Borrower and its consolidated Subsidiaries as at the end of each such Fiscal Quarter and related consolidated and consolidating statements of income, cash flows and changes in shareholders' equity of the Borrower and its consolidated Subsidiaries for the Fiscal Quarter and from the beginning of such Fiscal Year to the end of such Fiscal Quarter, prepared in conformity with GAAP consistently applied, including all accruals, and accompanied by a statement that they have been reviewed by Arthur Andersen LLP or other independent certified public accounting firm satisfactory to Chase.

                        3. Within 15 days after the end of each month during which the line of credit is outstanding, a detailed accounts receivable aging and a Borrowing Base Certificate, in form and detail satisfactory to Chase.

Additional
Conditions:             Borrowing Base: All advances under this line of credit
                        to be limited to 75% of eligible accounts receivable, to include those receivables under ninety days from date of invoice, excluding all intercompany receivables and excluding the principal of and interest owing on the time loan owing by Company to Chase in the original principal amount of $2,000,000.

                        In the event the aggregate amount advanced at any time exceeds the Borrowing Base, such excess shall be immediately due and payable by Company to Chase.

                        Annual Clean Up: This line of credit shall be subject to the requirement that for 30 consecutive days during each twelve month period or during the term hereof, whichever is shorter, there shall be no loans outstanding.

Affirmative and
Negative Covenants:     The typical affirmative and negative covenants which
                        are appropriate to this transaction shall be required including but not limited to a prohibition on further indebtedness, dividends or guarantees without the consent of the Bank.

Expenses:               Borrower will pay all fees and expenses incurred in
                        connection with the negotiation, preparation and documentation of the proposed

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                                      -4-

                        line credit facility including any collateral costs, disbursements, search fees, filing fees and Bank's attorneys' fees, whether or not the proposed financing is consummated.

         This line of credit does not constitute a commitment and the continued availability of this facility is subject to Chase, in its sole discretion, continuing to be satisfied with the Borrower's financial condition and economic prospects, prompt advice to Chase of any circumstances which might materially or adversely affect the Borrower, and the Borrower's maintenance of a satisfactory relationship with Chase.

         This letter constitutes the entire understanding between Chase and the Borrower and supersedes all prior discussions. The terms and conditions set forth in this letter shall survive the execution of the note evidencing the indebtedness and shall remain in effect so long as this facility remains in place or any amounts remain outstanding under this line of credit.

         Chase will consider requests for advances hereunder until June 30, 1998 unless this discretionary line of credit is earlier terminated by Chase in its sole discretion.

         Please acknowledge your understanding of the foregoing by signing and returning the enclosed copy of this letter to the undersigned no later than August 8, 1997.

         We appreciate the opportunity to be of service to you.

                                            Very truly yours,

                                            THE CHASE MANHATTAN BANK

                                            /s/ KEVIN J. ANDERSON
                                            Kevin J. Anderson
                                            Vice President
                                            (212) 403-5020


ACKNOWLEDGED AND AGREED:

PRT GROUP, INC.

By:   /s/ GREG D. ADAMS
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Date: July 31, 1997
     -----------------------------
Its:  Chief Financial Officer
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